Exhibit 99.1

CHINA INFORMATION TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS

(Shenzhen, China – March 8, 2011) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading total solutions provider of geographic information systems (GIS), digital public security technology (DPST) and digital hospital information systems (DHIS) in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights

  Revenues increased 94.1% YoY to US$61.22 million

  Gross Profit increased 36.6% YoY to US$21.56 million

  Non-GAAP Operating Profit increased 33.3% YoY to US$13.18 million

  Non-GAAP Net Income increased 17.2% YoY to US$11.08 million

  Non-GAAP Fully Diluted EPS was US$0.21

  Cash flow from operations increased 156.3% to US$8.08 million

Full Year 2010 Financial Highlights

  Revenue Increased 62.2% YoY to US$163.85 million

  Gross Profit Increased 39.3% YoY to US$70.56 million

  Non-GAAP Operating Profit increased 32.8% YoY to US$47.01 million

  Non-GAAP Net Income Increased 19.5% YoY to $38.5 million

  Non-GAAP Fully Diluted EPS was US$0.74

  Cash Flow from Operations increased 134.8% YoY to $26.95 million

  Updates FY2011 Revenue and Adjusted Net Income Guidance

“We are pleased to announce strong results for both the fourth quarter and full year 2010 and notable achievements across all our business segments. In the fourth quarter we signed $39.6 million in new contracts, bringing the total value of contracts signed in 2010 to $151.5 million, up 35.8 percent as compared with the previous year,” said Mr. Jiang Huai Lin, Chairman and CEO of the Company.

“Our GIS segment accounted for 43 percent of the total revenue of full year 2010. We expect the strong performance continues in 2011. We are proud to be the sole software supplier of both GIS operating system and applications to Map World, which demonstrated the prowess of our GIS technologies for private sector users. Map World is China’s first state-sponsored Web-based map service and was officially launched in January 2011 after beta testing. It is a cloud platform for GIS basic data with numerous APIs to support secondary application developments, and is fundamental to the growth of both the ‘Location Based Services’ and the ‘Internet of Things’industries in China going forward. We also continue to be one of the key participants of the Digital City project, which is expected to cover 100 more cities in 2011. In addition, we are one of the only two approved vendors of GIS platform software, together with ESRI, for the Smart Grid project conducted by the State Grid Corporation of China. Current progress on the Smart Grid is gradual, however we expect it continues to serve as a long term opportunity. As to our police-use GIS solutions, we continued to win new and follow-on contracts under China's National PGIS Standardization Project, according to its roll-out schedule.”

“Our DPST businesses represented 43 percent of total revenue in 2010. Our DPST solutions and PGIS applications played a critical role at the 16th Asian Games held in Guangzhou in November 2010, the 2011 Shenzhen Summer Universiade, and Shanghai World Expo, one of the year’s most high-profile global events. The Expo’s security command center installed our platform. It relayed prompt and accurate emergency response information for the event that hosted over 70 million visitors from around the world.”

“As expected, installations of our DHIS technology continues to expand in key medical centers in Southern China. Under our cooperation with the Guangdong Department of Health, our Medical Case Statistic Software aims to be adopted by about 2,000 hospitals in Guangdong within the next 5 years, which will make us the defacto standard setter for Guangdong Province.”

As mentioned during our third quarter conference call, we are developing a variety of products surrounding our display technologies for a number of industries such as education and media, as well as for consumers. We have received positive feedback from our pilot customers, and expect these new products to grow meaningfully in 2011”

“Differentiating us from our competitors, we have continued to receive government recognitions. In the third quarter, the local government granted us 100,000 square meters plot of land in the new development area with a favorable price, as an incentive to relocate our headquarters and boost the local economy. Similarly, our newest subsidiary Huipu Electronics was recently awarded ‘National High-tech Status.’ As a result, all of our operating entities now enjoy this status and qualify for a more favorable corporate income tax rate at 15 percent.”

“Looking ahead, our business is aligned with the top priorities of the Chinese government. GIS, IT for public safety and HIS all fall under key development areas within China’s 12th 5-year plan. In the coming years, we will continue to sharpen our edge as the standard-setter for all of our existing business segments, and diversify into the private sector with new display technology products and internet solutions. We are even more confident we will expand our nationwide penetration strategy, while developing scalable and recurring revenue sources, providing lasting value to our shareholders, over the long term.”

Fourth Quarter 2010 Financial Results

Revenues

For Q4, our revenue was $61.22million, compared to $31.55 million in the same period of 2009, an increase of $29.67 million, or 94.05% . The total revenue exceeded our plan primarily because progress on a few contracts was accelerated at client’s requests. In addition, our new offerings of display technology products, most prominently the interactive teaching series for the education industry turned out faster than expected. Finally, we also liquidated some of HPC’s inventory that is not aligned with the new strategic direction as part of the restructuring process.

As a result, product sales increased by $19.14 million, or 247.57%, to $26.87 million for the three months ended December 31, 2010, as compared to $7.73 million in the same period of 2009. Product sales constituted 43.89% of total revenue during the current period as compared with 24.5% during the prior year.

Software sales increased by 24.81% to $23.36 million for the quarter ended December 31, 2010, from $18.72 million for the three months ended December 31, 2009. Software sales constituted 38.16% of our total revenue, as compared to 59.33% during the prior year.

Sales of system integration services increased by 89.79% for the quarter ended December 31, 2010, as compared to 4Q2009 because the accelerated projects were more heavily distributed to system integration than software. As a percentage of revenue, it remained relatively stable at 14.15% during 4Q2010 as compared with 14.47% during 4Q2009.

Other revenue increased by 333.26%, from $0.54 million in the quarter ended December 31, 2009 to $2.33 million in 4Q2010. Other revenue mainly derived from maintenance services and royalty income from Huipu by licensing other manufacturers to use the HPC trademark.

In terms of segment weights, GIS accounted for 39.12% of the total revenue while DPST and DHIS accounted for 43.49%, 10.68% for the three months ended December 31, 2010, respectively. DPST increased in weight during the quarter primarily because the majority of the accelerated projects belonged to this segment. For 4Q2010, we added a new segment called Other Products and Services. This segment represents a number of our new market initiatives under incubation in aggregate until a stand-alone new segment becomes material, at which point the new stand-alone segment will be separated from the “Other Products and Services” segment. For 4Q2010, this segment accounted for 6.71% of revenues and primarily represented the sales of our display technology products, including interactive teaching series for the education industry and TV series for the consumer market.

Gross Profit and Gross Margin

Our cost of revenues increased $23.89 million, or 151.53%, to $39.66 million, for the three months ended December 31, 2010, from $15.77 million in 4Q2009. As a result, gross margin was 35.22% for the three months ended December 31, 2010, a decrease of 1481 basis points, from 50.03% in 4Q2009.

The decrease in the overall gross margin resulted from a number of factors. First, during 4Q2010, our product sales increased in weight relative to total revenues largely due to the clearance of HPC’s non-strategic inventory as well as our faster-than expected sales of display technology products. Since the average gross margin of products is lower than the other categories of revenues, the overall gross margin declined. Meanwhile, gross margin of product categories declined by 1047 basis points mostly because the clearance of HPC’s non-strategic inventory was done at cost and the sales of the new display technology products did not enjoy economies of scale due to the low volume in the beginning. In addition, we experienced decline of gross margins of software on a year-over-year basis. This is because we were engaged in larger software projects on average than 2009, and larger projects generally offer lower profit margin than smaller ones. The negative impact on gross margin from the above factors was partially mitigated by the improvement in profitability in system integration due to the stage of certain projects and the increased weight and profitability in other revenues as our maintenance and royalty income picked up.

Administrative Expenses

Total administrative expenses increased by $2.11 million, or 37.3%, to $7.78 million for the three months ended December 31, 2010, from $5.67 million in 4Q2009. As a percentage of revenue, administrative expenses decreased to 12.71% in 4Q2010, from 17.97% for the same period in 2009, reflecting operating leverage.

Research and Development Expenses

For the three months ended December 31, 2010, research and development expenses increased to $0.95 million, from $0.79 million in 4Q2009, a $0.16 million, or 19.5% increase. As a percentage of revenue, the research and development expenses decreased 0.97% to 1.55% for 4Q2010, from 2.52% in the same period of 2009. Such decrease was due to the fact that research and development investments made from prior years are yielding scalable effects in revenue growth.

Selling Expenses

Selling expenses increased $0.78 million for the three months ended December 31, 2010, or 65.6%, to $1.96 million, from $1.18 million in 4Q2009. As a percentage of revenue, our selling expenses decreased to 3.20% for 4Q2010, from 3.75% in 4Q2009. Such a decline in weight is primarily caused by the higher-than-expected revenue during the quarter for the reasons discussed earlier.

Income from Operations

Income from operations was $10.87 million in 4Q2010, an increase of 33.63%, or $2.74 million from $8.14 million in 4Q2009. On a non-GAAP basis, operating profit was $13.18 million in 4Q2010 vs $9.89 million in 4Q2009, an increase of 33.34% . As a result, non-GAAP operating margin was 21.53% during the current quarter as compared with 31.34% for 4Q2009.

Net Income Attributable to the Company

As a result of the factors described above, net income attributable to the Company decreased $0.65 million, or 7.43%, to $8.16 million for the three months ended December 31, 2010, from $8.81 million in 4Q2009, primarily due to the increased effective tax rate under the tax unification program in China. On a non-GAAP basis, net income attributable to the Company increased $1.63 million, or 17.24%, to $11.08 million for the three months ended December 31, 2010, from $9.46 million in the same period of 2009.

Cash and Cash Equivalents

As of December 31, 2010, the Company had $26.51 million in cash and restricted cash, as compared to $19.34 million as of December 31, 2009. During 4Q2010, cash provided by operating activities amounted to $8.08 million, an increase of 156.34% from $3.15 million in 4Q2009.

Fiscal Year 2010 Financial Results

Revenues

For the year ended December 31, 2010, our revenue was $163.85 million, compared to $101 million for the year ended December 31, 2009, an increase of $62.85 million, or 62.23% . During the year, Huipu, which was acquired in October 2009, contributed $42.26 million to revenues. Excluding the impact of Huipu, organic revenue growth was 26.23% .

Software sales increased by 41.66% to $90.42 million for the year ended December 31, 2010, from $63.83 million for the year ended December 31, 2009. Software sales constituted 55.19% of our total revenue, as compared to 63.20% during the prior year. Excluding the impact of Huipu, software sales were 74.37% of organic revenues, which reflects our continued commitment to our core competency in software.

Product sales increased by $36.54 million, or 217.72%, for the year ended December 31, 2010, as compared to $16.78 million in 2009 primarily due to the sales of display technology products and the liquidation of HPC’s inventory described earlier. Product sales constituted 32.55% of total revenue during the current period as compared with 16.62% during the prior year.

Sales of system integration services decreased by 14.40% for the year ended December 31, 2010, as compared to 2009. As a percentage of revenue, it declined from 18.83% during the year ended December 31, 2009 to 9.94% during 2010. Excluding the impact of Huipu, system integration was 13.39% of organic revenues.

Other revenue increased by 179.60%, from $1.37 million in the year ended December 31, 2009 to $3.82 million in 2010. Other revenue mainly derived from maintenance services in the year ended December 31, 2009, while in 2010, other income consisted of both maintenance services and royalty income from Huipu by licensing other manufacturers to use the HPC trademark.

GIS accounted for 43.28% of the total revenue while DPST, DHIS and Other Products and Services represented 43.12%,11.09% and 2.51%, respectively. These compared to 36.46%, 53.66%, 9.88% and nil of the total revenue for the year ended December 31, 2009. The shifts in segment weights reflected the GIS and DHIS segments outpacing DPST in their growth momentum. This is the direct result of our focus in the last few years on targeting at areas with the highest barriers-to-entry and developing sustainable competitive advantages in the GIS and DHIS segments, in anticipation of accelerating market growth in the coming years. The addition of Other Products and Services represents our new market developments, primarily in display technology products for this period.

Gross Profit and Gross Margin

As a percentage of revenues, our cost of revenue increased to 56.93% during the year 2010, from 49.89% in 2009. As a result, gross profit as a percentage of revenue was 43.07% for the year ended December 31, 2010, a decrease of 7.08%, from 50.15% in 2009. Huipu yielded a gross margin of 16.81% . Excluding the impact of Huipu, gross margin of organic business was 52.19%, exceeding the organic gross margin of 51.84% in 2009. Such an increase in organic gross margin is primarily due to the increased weight of software business relative to total organic business.

Administrative Expenses

Total administrative expenses increased by $5.97 million, or 47.18%, to $18.62 million for the year ended December 31, 2010, from $12.65 million in the year 2009. As a percentage of revenue, administrative expenses decreased to 11.37% for the year 2010, from 12.53% for the year 2009, reflecting operating leverage.

Research and Development Expenses

For the year ended December 31, 2010, research and development expenses increased to $3.02 million, from $2.71 million in the year 2009, a $0.31 million, or 11.5% increase. As a percentage of revenue, the research and development expenses decreased 0.84% to 1.84% for 2010, from 2.68% in 2009. Such decrease was due to the fact that research and development investments made from prior years are yielding scalable effects in revenue growth.

Selling Expenses

Selling expenses increased $3.22 million for the year ended December 31, 2010, or 102.77%, to $6.36 million, from $3.14 million in 2009. As a percentage of revenue, our selling expenses increased to 3.88% for 2010, from 3.11% in 2009. The selling expenses outpacing revenue growth reflects our heightened efforts in national market expansion.

Income from Operations

Income from continuing operations increased $5.34 million, or 17.71%, to $35.47million for the fiscal year ended December 31, 2010, from $30.14 million for 2009. Operating margin decreased by 819 basis points to 21.65% in 2010 from 29.84% in 2009. On a non-GAAP basis, operating profit was $47.01 million in 2010 vs $35.40 million in 2009, an increase of 32.80% . As a result, non-GAAP operating margin was 28.69% during 2010 as compared with 35.05% for 2009.

Net Income Attributable to the Company

Net income was $34.40 million for the fiscal year ended December 31, 2010, as compared to $30.09 million for 2009, a 14.31% increase, partially due to the increased effective tax rate under the tax unification program in China. As a result, net margin contracted by 880 basis points to 21 % in 2010 from 29.80% in 2009. On a non-GAAP basis, net income attributable to the Company increased $6.30 million, or 19.54%, to $38.52 million for 2010, from $32.23 million in 2009.

Cash and Cash Equivalents

As of December 31, 2010, the Company had $26.51 million in cash and restricted cash, as compared to $19.34 million as of December 31, 2009. Cash provided by operating activities amounted to $26.9 million, an increase of 134.8% from $11.5 million in the prior year.

Financial Outlook

For fiscal year 2011, the Company updates its guidance with projected revenue in the range of $165 million to $187 million and adjusted net income in the range of $42 million to $45 million, excluding any non-cash expenses as a result of employee stock awards, amortization of intangible assets associated with acquisitions, and changes in fair value of contingent considerations.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. China Information Technology believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Information Technology. Accordingly, management excludes the expense arising from certain non-cash charges when making operational decisions. China Information Technology believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Information Technology's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Information Technology's performance using the same methodology and information as that used by China Information Technology's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Information Technology's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Q4 and Full Year 2010 Reconciliation of Operating, Net Income and EPS
to Exclude SBC, Amortization of Intangible Assets and Contingent Consideration

	3 Mos. Ended	3 Mos. Ended	12 Mos. Ended	12 Mos. Ended
	31-Dec-10	31-Dec-09	31-Dec-10	31-Dec-09

Operating income	10,872,032	8,135,886	42,563,452	32,156,443
Stock based compensation ("SBC")	2,000,000	1,269,510	3,130,000	1,453,110
Amortization	309,924	480,651	1,313,668	1,786,201
Operating income (without SBC and amortization)	13,181,956	9,886,047	47,007,120	35,395,754
Net income attributable to the Company	8,159,059	8,813,708	34,402,004	30,094,569
Stock based compensation ("SBC")	2,000,000	1,269,510	3,130,000	1,453,110
Amortization	309,924	480,651	1,313,668	1,786,201
Change in fair value of contingent consideration *	615,854	(1,108,759)	(325,132)	(1,108,759)
Net income (without SBC, amortization and contingent consideration)	11,084,837	9,455,110	38,520,540	32,225,121
Weighted average number of shares outstanding
Basic	52,055,787	49,388,270	51,814,433	48,676,391
Diluted	52,386,365	49,388,270	52,145,011	48,676,391
Earnings per share (without SBC, amortization and
contingent consideration)
Basic	$0.21	$0.19	$0.74	$0.66
Diluted	$0.21	$0.19	$0.74	$0.66

* Represents loss/(gain) from the change of fair value of the contingent consideration for the acquisition of Huipu as at 12/30/2010, according to FASB ASC 805 – Business Combinations

Conference Call

China Information Technology will host a corresponding conference call and live webcast at 8:00 am Eastern Standard Time (EST) (9:00 pm, Beijing time) on March 8, 2011.

The dial-in details for the live conference call are as follows:

- U.S. Toll Free Number:	+1-866-519-4004
- International Dial-in Number:	+65-6723-9381
- Mainland China Toll Free Number:	10-800-819-0121
- Hong Kong Toll Free Number:	8-0093-0346
Conference ID: 48021218

A live and archived webcast of the call will be available on the Investor Relations section of China Information Technology’s website at http://www.chinacnit.com.

A telephone replay of the call will be available beginning two hours after the conclusion of the conference call through 11:59pm Eastern Time, March 15, 2011.

The dial-in details for the replay are as follows:

- U.S. Toll Free Number	+1-866-214-5335
- International Dial-in Number	+61-2-8235-5000
Conference ID: 48021218

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in geographic information systems (GIS), digital public security technology (DPST) and digital hospital information systems (DHIS), with the goal of being the largest GIS software provider in China. Headquartered in Shenzhen, China, the Company's integrated solutions include specialized software, hardware, systems integration, and related services to help its customers improve efficiency in information management. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the significance of the Company's new contract wins during the quarter; the ability of the Company to continue to strengthen its position in the industry by winning and successfully performing under national contracts; the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the continued support of the Chinese government for domestic GIS products; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain the growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Iris Yan
Tel: +86-755-8370-4767
Email: ir@chinacnit.com
http://www.chinacnit.com

Christensen
Kathy Li
Tel: +1-480-614-3036
Email: kli@christensenir.com

Teal Willingham
Tel: +86-10-5826-4939
Email: twillingham@christensenir.com
..

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009 Expressed in U.S. dollars
(Except for share amounts)

	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,166,857	$13,478,633
Restricted cash	8,344,147	5,859,910
Accounts receivable:
Billed, net of allowance for doubtful accounts of $ 6,073,000 and $3,123,000, respectively	31,172,599	23,907,035
Unbilled	67,622,656	47,851,638
Bills receivable	201,003	-
Advances to suppliers	9,246,437	6,924,035
Amounts due from related parties	330,876	129,937
Inventories, net of provision of $578,000 and $184,000,respectively	19,931,866	10,936,004
Other receivables and prepaid expenses	2,463,562	15,405,089
Deferred tax assets	1,565,006	1,719,327
TOTAL CURRENT ASSETS	159,045,009	126,211,608
Deposit for software purchase	3,034,000	1,426,452
Deposit for purchase of land use rights	26,566,377	-
Long-term investments	3,296,252	2,862,016
Property, plant and equipment, net	79,348,883	53,586,514
Land use rights, net	1,929,194	1,907,611
Intangible assets, net	13,725,274	13,556,141
Goodwill	51,918,275	50,609,866
Deferred tax assets	538,460	668,730
TOTAL ASSETS	$339,401,724	$250,828,938
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term bank loans	$35,326,566	$15,927,780
Accounts payable	17,249,334	20,159,317
Bills payable	20,536,475	12,658,029
Advances from customers	7,480,686	3,950,744
Amounts due to related parties	1,293,866	583,736
Accrued payroll and benefits	4,304,988	3,142,240
Other payables and accrued expenses	6,953,561	14,252,918

Contingent consideration, current portion	3,267,087	1,857,994
Income tax payable	3,809,708	3,290,245
TOTAL CURRENT LIABILITIES	100,222,271	75,823,003
Long-term bank loans	5,863,205	1,907,100
Amounts due to related parties, long-term portion	5,014,949	-
Contingent consideration, net of current portion	901,171	2,635,397
Deferred tax liabilities	1,824,434	2,564,604
TOTAL LIABILITIES	113,826,030	82,930,104
COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
Common stock, par $0.01; authorized capital 200,000,000 shares; shares issued and outstanding 2010: 52,061,787, 2009: 49,905,141 shares	255,115	233,548
Treasury stock, 6,000 shares, at cost	(11,468)	(11,468)
Additional paid-in capital	92,294,350	78,495,062
Reserve	12,968,985	8,345,371
Retained earnings	90,240,665	60,462,275
Accumulated other comprehensive income	11,325,040	5,016,575
Total equity of the Company	207,072,687	152,541,363
Non-controlling interest	18,503,007	15,357,471
Total equity	225,575,694	167,898,834
TOTAL LIABILITIES AND EQUITY	$339,401,724	$250,828,938

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008 Expressed in U.S. dollars (Except for share amounts)

	2010	2009	2008

Revenue - Products	$53,328,214	$16,784,910	$26,822,325
Revenue - Software	90,419,181	63,827,233	34,958,401
Revenue - System integration	16,278,860	19,017,962	19,328,312
Revenue - Others	3,819,342	1,365,989	4,192,146
TOTAL REVENUE	163,845,597	100,996,094	85,301,184
Cost - Products sold	46,052,309	13,560,279	25,049,072
Cost - Software sold	38,574,738	22,229,542	5,628,436
Cost - System integration	8,259,899	14,251,391	12,196,185
Cost - Others	395,496	303,215	3,348,627
TOTAL COST	93,282,442	50,344,427	46,222,320
GROSS PROFIT	70,563,155	50,651,667	39,078,864
Administrative expenses	18,623,523	12,653,175	10,158,863
Research and development expenses	3,016,693	2,705,669	2,596,430
Selling expenses	6,359,487	3,136,380	2,440,689
INCOME FROM OPERATIONS	42,563,452	32,156,443	23,882,882
Subsidy income	948,630	833,429	738,482
Other income, net	1,237,933	1,153,288	200,439
Interest income	126,459	270,666	214,850
Interest expense	(1,539,407)	(388,686)	(179,130)
INCOME FROM CONTINUING OPERATIONS
	43,337,067	34,025,140	24,857,523
BEFORE INCOME TAXES
Income tax expense	(7,863,437)	(3,887,495)	(1,547,509)
INCOME FROM CONTINUING OPERATIONS	35,473,630	30,137,645	23,310,014
INCOME FROM DISCONTINUED OPERATIONS
NET OF AMOUNT ATTRIBUTABLE TO
NON-CONTROLLING INTEREST
(NET OF INCOME TAXES OF $0)	-	-	718,159
NET INCOME	35,473,630	30,137,645	24,028,173
Less: Net income attributable to the non-controlling interest	(1,071,626)	(43,076)	(241,197)
NET INCOME ATTRIBUTABLE TO THE COMPANY	$34,402,004	$30,094,569	$23,786,976
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING
Basic	51,814,433	48,676,391	46,398,600
Diluted	52,145,011	48,676,391	46,852,827
EARNINGS PER SHARE
Basic - From continuing operations	$0.66	$0.62	$0.50
Basic - From discontinued operations	-	-	0.01
	$0.66	$0.62	$0.51
Diluted - From continuing operations	$0.66	$0.62	$0.49
Diluted - From discontinued operations	-	-	0.02
	$0.66	$0.62	$0.51

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008 Expressed in U.S. dollars

	2010	2009	2008

Net income	$35,473,630	$30,137,645	$24,028,173
Foreign currency translation gain	6,668,353	375,380	4,580,443
Comprehensive income	42,141,983	30,513,025	28,608,616
Less: comprehensive income attributable to the non-controlling interest	(1,431,514)	(46,574)	(1,644,747)
Comprehensive income attributable to the Company	$40,710,469	$30,466,451	$26,963,869

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008 Expressed in U.S. dollars

	2010	2009	2008
OPERATING ACTIVITIES
Net income	$35,473,630	$30,137,645	$24,028,173
Adjustments to reconcile net income to net cash provided by operating activities:
Operating cash flows from discontinued operations	-	-	(718,153)
Provision for losses on accounts receivable	3,652,136	2,765,837	472,750
Depreciation	7,715,013	4,069,363	2,991,266
Amortization of intangible assets and land use rights	1,794,555	1,786,201	1,354,567
Stock-based compensation	3,130,000	1,453,110	1,604,741
Loss on disposal of property and equipment, net	339,601	62,803	2,533
Loss on write-off of land use rights	232,938	-	-
Provision for obsolete inventories	378,619	183,714	-
Change in fair value of contingent consideration	(325,132)	(1,108,759)	-
Change in deferred income tax	110,200	(1,268,670)	-
Impairment of long-term investment	855,176	233,211	-
Imputed interests in relation to shareholder's loan	187,500	-	-
Changes in operating assets and liabilities, net of effects of business acquisitions
Increase in restricted cash	(743,913)	(5,856,949)	-
Increase in accounts receivable	(27,889,936)	(24,850,334)	(30,169,244)
(Increase) decrease in advances to suppliers	(2,044,930)	3,001,469	-
Decrease (increase) in other receivables and prepaid expenses	11,758,974	(13,366,450)	(553,400)
Increase in inventories	(8,943,882)	(1,219,083)	(472,829)
Increase in accounts payable	3,761,608	11,068,019	4,633,198
Increase (decrease) in advances from customers	3,324,359	1,416,715	(801,288)
Increase in amounts due to related parties	457,735	132,774	372,391
(Decrease) increase in other payables and accrued expenses and other liabilities	(6,673,381)	1,149,194	896,447
Increase in income tax payable	398,667	1,687,973	906,825
Net cash provided by operating activities	26,949,537	11,477,783	4,547,977
			-
INVESTING ACTIVITIES
Increase in restricted cash in relation to bank borrowings	(1,483,976)	-	-
Cash acquired in Bocom acquisition	-	-	713,876
Cash acquired in Geo acquisition	-	-	2,443,677
Cash acquired in Zhongtian acquisition	-	-	233,243
17

Cash acquired in HPC acquisition	-	2,508,394	-
Consideration paid for acquisition of Geo	-	-	(7,049,073)
Consideration paid for acquisition of Zhongtian	-	-	(9,852,455)
Consideration paid for acquisition of HPC	-	(8,000,000)	-
Purchase of land use rights	(232,938)	-	-
Proceeds from sale of short-term investments	-	5,864,400	-
Purchase of short-term investments	-	-	(5,655,605)
Proceeds from sale of marketable securities	-	-	14,966,752
Refund of investment in former Joint Venture	-	4,398,300	-
Investing cash flows from discontinued operations	-	-	(8,576,575)
Proceeds from sale of property and equipment	142,049	78,238	1,146,671
Deposit for purchase of land use rights	(25,310,974)	-	-
Investment in Tianditu	(1,183,520)	-	-
Purchases of property and equipment	(29,860,881)	(16,872,380)	(8,928,057)
Capitalized and purchased software development costs	(1,466,554)	(1,215,649)	(487,541)
Deposit for software purchase	(2,958,800)	(1,425,577)	-
Net cash used in investing activities	(62,355,594)	(14,664,274)	(21,045,087)

FINANCING ACTIVITIES
Borrowings under short-term loans	52,361,076	19,952,949	6,314,410
Borrowings from shareholder’s loan	6,035,580	-	-
Borrowings under long-term loans	8,491,756	-	-
Repayment of short-term loans	(35,938,146)	(12,475,839)	-
Repayment of shareholder’s loan	(1,035,580)	-	-
Repayment of long-term loans	(2,477,995)	(351,984)	(1,086,312)
Repurchase of common stock	-	(11,468)	-
Capital injection to Geo by minority shareholders	1,744,213	-	-
Issued common stock	9,383,440	-	-
Net cash provided by financing activities	38,564,344	7,113,658	5,228,098
Effect of exchange rate changes on cash and cash equivalents	1,529,937	(13,786)	1,079,082
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,688,224	3,913,381	(10,189,930)
CASH AND CASH EQUIVALENTS, BEGINNING	13,478,633	9,565,252	19,755,182
CASH AND CASH EQUIVALENTS, ENDING	$18,166,857	$13,478,633	$9,565,252

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$7,360,151	$3,464,474	$650,648
Interest paid	$1,331,258	$379,101	$158,650
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment transfers from inventory	$210,727	$-	$78,784

On February 1, 2008, 1,125,000 shares of common stock were issued and a further 1,280,807 were reserved for issuance for the equity portion of the purchase price of approximately $5,120,000 of Bocom and Zhongtian.

On November 11, 2009, 1,101,930 shares of common stock were issued for the equity portion of the purchase price of approximately $8,462,800 of Huipu.

In 2009, upon achievement of earn out targets by ISS, Bocom and Zhongtian, approximately 905,164 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of approximately $5,575,810.

In 2010, upon achievement of earn out target by Zhongtian, 355,164 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of $1,850,405. Huipu achieved earn out target in 2010 and 330,578 shares will be issued for equity portion of purchase price of Huipu.

Selected information by segment is presented in the following tables for 2010, 2009 and 2008.
	2010	2009	2008
Revenues(1)
GIS Segment	$70,916,352	$36,826,430	34,281,398
DPST Segment	70,642,366	54,197,481	50,968,985
DHIS Segment	18,175,542	9,972,183	50,801
Others	4,111,337	-	-
	$163,845,597	$100,996,094	$85,301,184
(1) Revenues by operating segments exclude intercompany transactions.

Percentage to Revenue
GIS Segment	43.28%	36.46%	40.19%
DPST Segment	43.12%	53.66%	59.75%
DHIS Segment	11.09%	9.88%	0.06%
Others	2.51%	-	-